Exhibit 99


                                        For:        Kasper A.S.L., Ltd.

                                        Contact:    Gwen Gepfert
                                                    Chief Financial Officer
                                                    (201) 864-0328

                                                    David Lilly
                                                    Dawn Dover
                                                    Jim Fingeroth
                                                    Kekst and Company
                                                    (212) 521-4878


FOR IMMEDIATE RELEASE:
----------------------

           KASPER A.S.L., LTD. ANNOUNCES AMENDED AGREEMENT WITH BANKS
                TO PROVIDE MORE LIQUIDITY, FINANCIAL FLEXIBILITY


                     SECAUCUS, NJ, NOVEMBER 20, 2000 - Kasper A.S.L., Ltd. (Nasdaq: KASP) announced today that it has entered into an amended agreement with the lenders of the company's Revolving Credit Facility, led by The Chase Manhattan Bank, that will enhance the company's liquidity and financial flexibility and waive compliance with certain financial covenants and all existing defaults. As previously announced, the Company did not make its September 30, 2000 semi-annual interest payment of approximately $7.2 million to holders of its 13% Senior Notes.

                     Kasper is currently engaged in discussions with an ad hoc committee of its noteholders for the purpose of reaching a restructuring that will allow the company to meet its obligations and enhance its short- and long-term ability to pursue its strategic plans.

                     Kasper A.S.L., Ltd. is a leading marketer and manufacturer of women's suits and sportswear, as well as career dresses. The Company's product lines are sold in over 2,000 retail locations throughout the United States, Europe, the Middle East, Southeast Asia and Canada, and the Company's retail outlet stores. The Company currently distributes its products under the KASPER A.S.L.(R), ANNE KLEIN(R), ANNE KLEIN2(TM), A LINE ANNE KLEIN(TM), LeSUIT(R), and ALBERT NIPON(R) labels. The Company also licenses its ANNE KLEIN(R), ANNE KLEIN2(TM), KASPER(R) and ALBERT NIPON(R) labels for various men's and women's products.

                     This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission on November 16, 2000. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.


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